================================================================================

     As filed with the Securities and Exchange Commission on April 17, 2007.

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-8
                          Registration Statement Under
                           The Securities Act of 1933

                              Trey Resources, Inc.
                              --------------------
             (Exact name of Registrant as specified in its charter)

           Delaware                                           16-1633636
           --------                                           ----------
 (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                           5 Regent Street, Suite 520
                              Livingston, NJ 07039
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 973-758-9555

     Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers'
     -----------------------------------------------------------------------
                              Stock Incentive Plan
                              --------------------

                                       and

       Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan
       -------------------------------------------------------------------

                                       and

            Trey Resources, Inc. 2007 Consultant Stock Incentive Plan
            ---------------------------------------------------------
                              (Full title of Plan)

               Mark Meller, President and Chief Executive Officer
                              Trey Resources, Inc.
                           5 Regent Street, Suite 520
                          Livingston, New Jersey 07039
                                 (973) 758-9555

             (Name, address, including Zip Code and telephone number
                    including area code of agent for service)

                                 With a Copy to:

                             Lawrence A. Muenz, Esq.
                               Meritz & Muenz LLP.
                                2021 O Street, NW
                              Washington, DC 20036
                                 (202) 728-2909

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Calculation of Registration Fee

Title of each           Proposed       Proposed
class of                maximum        maximum            Amount of          Total
securities to           amount to be   offering price     aggregate          registration
be registered           registered     per unit (c)       offering price     fee (10)
-----------------------------------------------------------------------------------------------
Class A Common Stock    19,000,000     $.0021             $39,900            $4.27 (1)(2)(3)(8)
Class A Common Stock    19,000,000     $.0021             $39,900            $4.27 (4)(5)(6)(9)
Class A Common Stock    32,950,000     $.0021             $69,195            $7.40 (7)

-----------------------------------------------------------------------------------------------

(1) 25,500,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors' and Officers' Stock Incentive Plan was registered on April 19, 2006 pursuant to Registration Statement File No. 333-133401. The fee of $31.38 was paid in connection with that original registration Statement.

(2) An additional 2,400,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors' and Officers' Stock Incentive Plan was registered on May 18, 2006 pursuant to Registration Statement File No. 333-134250. The additional fee of $3.60 was paid at that time.

(3) An additional 2,100,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on September 14, 2006 pursuant to Registration Statement File No. 333-137307. The additional fee of $2.25 was paid at that time.

(4) 25,500,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan were registered on April 19, 2006 pursuant to Registration Statement File No. 333-133401. The fee of $31.38 was paid in connection with that original registration Statement.

(5) An additional 2,400,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on May 18, 2006 pursuant to Registration Statement File No. 333-134250. The additional fee of $3.60 was paid at that time.

(6) An additional 2,100,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on September 14, 2006 pursuant to Registration Statement File No. 333-137307. The additional fee of $2.25 was paid at that time.

(7) 20,000,000 of the shares authorized for issuance under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan were registered on January 31, 2007 pursuant to Registration Statement File No. 333-140364. The fee of $
     10.91 was paid in connection with that original registration Statement.

(8) 3,950,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors' and Officers' Stock Incentive Plan was registered on January 31 2007 pursuant to Registration Statement File No. 333-140364. The fee of $2.15 was paid in connection with this Registration Statement.

(9) 3,950,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on January 31 2007 pursuant to Registration Statement File No. 333-140364. The fee of $2.15 was paid in connection with this Registration Statement.

(10) Price calculated in accordance with Rule 457(c) of the regulations promulgated under Securities Act of 1933.

Approximate date of proposed sale to the public: This Registration Statement shall become effective upon filing with the Commission.

                                EXPLANATORY NOTE

     This registration statement contains two parts. Part I contains a re-offer prospectus prepared in accordance with Part I of Form S-3 in accordance with Instruction C of the General Instructions to Form S-8. The re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 52,950,000 shares of Class A Common Stock issued under the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan. Subject to the volume limitations of Rule 144(e) of the Securities Act of 1933, the re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 52,950,000 shares of common stock issued under the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan. The re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 52,950,000 shares of Class A Common Stock issued under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan. Part II contains information required in this registration statement under Part II of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Trey Resources, Inc. 5 Regent Street, Suite 520, Livingston, NJ 07039. Trey Resources' telephone number is (973) 758-9555. The re-offer prospectus follows this paragraph.

                                   PROSPECTUS

                              TREY RESOURCES, INC.

                   158,850,000 shares of Class A Common Stock

     The shares of Trey Resources, Inc. Class A Common Stock being offered under this prospectus are being offered by: (a) the directors and officers of Trey Resources, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan (the "Directors' and Officers' Plan"), (b) employees, independent contractors and agents of Trey Resources, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan (the "Plan") and (c) independent contractors and agents of Trey Resources, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan (the "Consultant Plan"). Our common stock trades on the NASD Over the Counter Bulletin Board under the symbol "TYRIA". On April 16, 2007 the high and low sale prices for a share of our common stock were $.002 and $.002, respectively.

     The mailing address and telephone number of our principal executive offices are 5 Regent Street, Suite 520, Livingston, NJ 07039 (973) 758-9555.

                                  ____________


                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                PLEASE SEE "RISK FACTORS" WITHIN THIS PROSPECTUS.

                                  ____________

     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

                                  ____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is April 17, 2007

                                     SUMMARY

     This registration statement covers in the aggregate 158,850,000 shares of Class A Common Stock, par value $.00001 per share of Trey Resources, Inc. ("Trey" or the "Company"). Up to 52,950,000 Class A Common Stock shares may be issued under the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan, as amended (the "Directors' and Officers' Plan"), up to 52,950,000 Class A Common Stock shares may be issued under the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan, as amended (the "Plan") and up to 52,950,000 Class A Common Stock shares may be issued under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan (the "Consultant Plan") The Board of Directors of Trey approved the Directors' and Officers' Plan and the Plan initially on September 30, 2004 and the Consultant Plan on January 23, 2007.

                             DESCRIPTION OF BUSINESS

BACKGROUND OF THE COMPANY

     Trey Resources, Inc. was incorporated as iVoice Acquisition 1, Inc. in Delaware on October 3, 2002 as a wholly owned subsidiary of iVoice, Inc., or iVoice. On April 24, 2003, we changed our corporate name from iVoice Acquisition 1, Inc. to Trey Industries, Inc. On September 5, 2003, we changed our corporate name to Trey Resources, Inc. On February 13, 2004, Trey Resources, Inc. became an independent public company when all the shares owned by iVoice, Inc. were distributed to the iVoice shareholders. In March 2004, Trey Resources, Inc. began trading on the OTC Bulletin Board under the symbol "TYRIA".

     Trey initially owned iVoice's Automatic Reminder software business. That software was sold in November 2004, and Trey is no longer engaged in the sale of Automatic Reminder software. During 2004, we consummated business combinations with two companies that are consultants and value added resellers of financial accounting software to small and medium sized businesses. One company is also the publisher of its own proprietary electronic data interchange (EDI) software.

     In June 2004, Trey Resources' wholly-owned subsidiary, SWK Technologies, Inc., completed a merger with SWK, Inc. SWK, Inc. was a value added reseller and master developer for Best Software's MAS 90/200/500 financial accounting software, and was also the publisher of its own proprietary EDI software, "MAPADOC." As a result of the merger, SWK, Inc.'s shareholders were issued, in exchange for all of the common stock of SWK, Inc., 2,750,000 restricted shares of Trey Resources' Class A Common Stock.

     In November 2004, Trey Resources' wholly-owned subsidiary, BTSG Acquisition Corp. completed the acquisition of certain assets of Business Tech Solutions Group, Inc. Business Tech Solutions Group, Inc. was a value added reseller for Best Software's BusinessWorks financial accounting software. As a result of the merger, Business Tech Solutions Group, Inc.'s shareholder was issued, in exchange for selected assets of Business Tech Solutions Group, Inc., 648,149 restricted shares of Trey Resources' Class A Common Stock.

     On May 31, 2006, SWK Technologies, Inc. completed the acquisition of certain assets of AMP-Best Consulting, Inc. of Syracuse, New York. AMP-Best Consulting, Inc. is an information technology company and value added reseller of licensed accounting software published by Sage Software. AMP-Best Consulting, Inc. sells services and products to various end users, manufacturers, wholesalers and distribution industry clients located throughout the United States, with special emphasis on companies located in the upstate New York region.


OUR BUSINESS

     We are business consultants for small and medium sized businesses and value-added resellers and developers of financial accounting software. We also publish our own proprietary EDI software. We are a leader in marketing financial accounting solutions across a broad spectrum of industries focused on manufacturing and distribution. We specialize in software integration and deployment, programming, and training and technical support, aimed at improving the financial reporting and operational efficiencies of small and medium sized companies. The sale of our financial accounting software is concentrated in the northeastern United States, while our EDI software and programming services are sold to corporations nationwide.

     We differentiate ourselves from traditional software resellers through our wide range of value-added services, consisting primarily of programming, training, technical support, and other consulting and professional services. We also provide software customization, data migration, business consulting, and implementation assistance for complex design environments. Our strategic focus is to respond to our customers' requests for interoperability and provide solutions that address broad, enterprise-wide initiatives.

     Our product sales are cyclical, and increase when the developer of a specific software product offers new versions, promotions or discontinues support of an older product.

            As is common among software resellers, we purchase our products from our suppliers with a combination of cash and credit extended by the supplier. We do not carry significant inventory, and generally place an order with the supplier only after receiving a firm commitment from our customer. Except in unusual situations, we do not allow our customers to return merchandise and rarely offer extended payment terms to our customers.

OUR PRODUCTS

     Substantially all of our initial sales of financial accounting solutions consist of prepackaged software and associated services to customers in the United States. Our sales are focused on three major product categories and associated value-added services.

Financial Accounting Software
-----------------------------

     As of December 31, 2006, approximately 29% of our total revenue was generated from the resale of accounting software published by Sage Software, Inc. (Sage) for the financial accounting requirements of small and medium sized businesses focused on manufacturing and distribution, and the delivery of related services from the sales of these products, including installation, support and training. These product sales are primarily packaged software programs installed on a user workstation, on a local area network server, or in a hosted environment. The programs perform and support a wide variety of functions related to accounting, including financial reporting, accounts payable and accounts receivable, and inventory management.

     We provide a variety of services along with our financial accounting software sales to assist our customers in maximizing the benefits from these software applications. These services include training, technical support, and professional services. We have six employees who serve as class instructors and have formal, specific training in the topics they are teaching. We can also provide on-site training services that are highly tailored to meet the needs of a particular customer. Our instructors must pass annual subject-matter examinations required by Sage to retain their product-based teaching certifications.

     We provide end-user technical support services through our support/help desk. A staff of 3 full-time product and technology consultants assist customers calling with questions about product features, functions, usability issues, and configurations. The support/help desk offers services in a variety of ways, including prepaid services, time and materials billed as utilized and annual support contracts. Customers can communicate with the support/help desk through e-mail, telephone, and fax channels. Standard support/help desk services are offered during normal business hours five days per week.

     Our professional services include project-focused offerings such as software customization, data migration, and small and medium sized business consulting. We have four project managers who provide professional services to our financial accounting customers.

Electronic Data Interchange (EDI) Software
------------------------------------------

     We publish our own proprietary EDI software "MAPADOC." EDI can be used to automate existing processes, to rationalize procedures and reduce costs, and to improve the speed and quality of services. Because EDI necessarily involves business partners, it can be used as a catalyst for gaining efficiencies across organizational boundaries.

     Our "MAPADOC" EDI solution is a fully integrated EDI solution that provides users of Sage Software's market-leading MAS family of accounting software products with a feature rich product that is easy to use. "MAPADOC" provides the user with dramatically decreased data entry time, elimination of redundant steps, the lowering paper and postage costs, the reduction of time spent typing, signing, checking and approving documents and the ability to self-manage EDI and to provide a level of independence that saves time and money.

     We market our "MAPADOC" solutions to our existing and new small and medium-sized business customers, and through a network of resellers. As of December 31, 2006, we have a sales team and 5 technical specialists involved in marketing and supporting sales of the "MAPADOC" product and associated services.

Warehouse Management Systems
----------------------------

     We are resellers of the Warehouse Management System (WMS) software published by Radio Beacon, Inc. Radio Beacon Inc. develops warehouse management software for mid-market distributors. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions. Directed picking, directed replenishment, and directed put away are the key to WMS. The detailed setup and processing within a WMS can vary significantly from one software vendor to another. However, the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations.

     The Radio Beacon warehouse management software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control. Radio Beacon works as part of a complete operational solution by integrating seamlessly with RF hardware, accounting software, shipping systems and warehouse automation equipment.

     We market the Radio Beacon solution to our existing and new medium-sized business customers. As of December 31, 2006, we have five salespeople and two technical specialists involved in marketing and supporting sales of the Radio Beacon product and associated services.

Network Services and Business Consulting
----------------------------------------

     We provide network maintenance and service upgrades for our business clients. We are a Microsoft Solutions Provider. Our staff includes engineers who maintain certifications from Microsoft and Sage Software. They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for our clients, including server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, and backup, archiving, and storage of data from servers. There are numerous competitors, both larger and smaller, nationally and locally, with whom we compete in this market.

     We also provide, as consultants, the information technology (IT) audit required by Section 404 of the Sarbanes Oxley Act of 2002. Section 404 (SOX 404) requires CEOs, CFOs, and outside auditors to attest to the effectiveness of internal controls for financial reporting. To satisfy Section 404 requirements, CEO's, CFO's, and outside auditors must sign off on company's internal controls. They need to know that the company can document its adherence to IT procedures and processes, and that IT processes supporting financial management systems are well controlled. Our qualified staff of certified network engineers and certified public accountants allows us to provide these audits to small and medium sized publicly-traded corporations. Our competition to render these services includes accounting firms and independent information technology consultants like ourselves.


MARKETS

Financial Accounting Software.
------------------------------

     In the financial accounting software market, we focus on providing enterprise solutions to small- and medium-sized businesses ("SMB") with less than $100 million of annual revenue, primarily in the manufacturing and distribution industries. The SMB market is comprised of thousands of companies in the New York region alone.

     While several local and regional competitors exist in the various geographic territories where we conduct business, we have a competitive advantage in terms of geographic reach, comprehensive training and support, and the provision of other products and services. We are one of the larger Sage resellers in the United States. While there are numerous national, regional, and local competitors that could be compared to us in scale, size, geographical reach, and target markets for the resale of Sage products, there is no one dominant competitor or dominant group of competitors with whom we compete for contracts or assignments on a regular basis. There are also numerous competitors who publish and/or resell competing product lines, such as Microsoft's Great Plains and Solomon accounting software.

Electronic Data Interchange Software.
-------------------------------------

     We publish and sell through a network of software resellers our proprietary EDI software, "MAPADOC". Electronic Data Interchange (EDI) is computer-to-computer communication of business documents between companies. It is a paperless way to send and receive Purchase Orders, Invoices, etc. EDI replaces human-readable documents with electronically coded documents. The sending computer creates the document and the receiving computer interprets the document. Implementation of EDI streamlines the process of exchanging standard business transactions. Companies save by eliminating people cost as well as the cost due to errors and double entry of data. The transmissions are accomplished by connecting to a mailbox via a modem or the internet. The most common mailbox is a Value Added Network's (VAN) electronic mailbox. Each user, identified by a unique EDI ID, accesses his mailbox to send and receive all EDI transactions. To standardize the documents communicated between many companies, the Transportation Data Coordinating Committee, in 1975, published its first set of standards.

     EDI standards are formats and protocols that trading partners agree to use when sending and receiving business documents. Around 1979, The American National Standards Institute (ANSI) designated an accredited standards committee for EDI. The standards continue to evolve to address the needs of the member companies. "MAPADOC" complies with all current standards. The market for EDI continues to expand as big box retailers, such as Wal-Mart, Target, and K-Mart, insist their vendors utilize EDI in their business transactions. There are numerous companies with whom we compete in the SMB EDI marketplace, including True Commerce and Kissinger Associates.

Warehouse Management Systems.
-----------------------------

     We resell under a distributor agreement the Warehouse Management Solution published by Radio Beacon, Inc. Radio Beacon Inc. develops warehouse management software for mid-market distributors. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions. Directed picking, directed replenishment, and directed put away are the key to WMS. The detailed setup and processing within a WMS can vary significantly from one software vendor to another. However the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations. The Radio Beacon warehouse management software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control. Radio Beacon works as part of a complete operational solution by integrating seamlessly with RF hardware, accounting software, shipping systems and warehouse automation equipment. The WMS marketplace is extremely competitive. We compete against national, regional, and local resellers, some significantly larger than us.


ARRANGEMENTS WITH PRINCIPAL SUPPLIERS

     Our revenues are primarily derived from the resale of vendor software products and services. These resales are made pursuant to channel sales agreements whereby we are granted authority to purchase and resell the vendor products and services. Under these agreements, we either resell software directly to our customers or act as a sales agent for various vendors and receive commissions for our sales efforts.

     We are required to enter into an annual Channel Partner Agreement with Sage Software, Inc. whereby Sage appoints us as a non-exclusive partner to market, distribute, and support MAS 90/200/500 software. This agreement authorizes us to sell these software products to certain customers in the United States. There are no clauses in this agreement that limit or restrict the services that we can offer to customers. We also operate a Sage Software Authorized Training Center Agreement and also are party to a Master Developers Program License Agreement.


CUSTOMERS

     We market our products to private companies throughout the United States. In the year ended December 31, 2006, the revenues generated by our top ten customers represented approximately twenty five percent (25%) of consolidated revenues, and no single customer accounted for ten percent or more of our consolidated revenues.


INTELLECTUAL PROPERTY

     We regard our technology and other proprietary rights as essential to our business. We rely on copyright, trade secret, confidentiality procedures, contract provisions, and trademark law to protect our technology and intellectual property. We have also entered into confidentiality agreements with our consultants and corporate partners and intend to control access to, and distribution of our products, documentation, and other proprietary information.

     We own several trademarks registered with the U.S. Patent and Trademark Office, including "MAPADOC" and have a number of trademark applications pending. We have no patents or patent applications pending.


EMPLOYEES

     As of the date of this prospectus, we have approximately 38 full time employees and 3 part time employees located in one office in New Jersey, two offices in New York and one office in California. All but five of our current employees were formerly employees of the companies that we acquired. Approximately nine of our employees are engaged in sales and marketing activities and approximately twelve employees are engaged in service fulfillment.

      Our future success depends in significant part upon the continued services of our key sales, technical, and senior management personnel and our ability to attract and retain highly qualified sales, technical, and managerial personnel. None of our employees are represented by collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

GOING CONCERN

    We have received a going concern opinion from our independent registered public accounting firm for the years ended December 31, 2006 and 2005. We have incurred substantial accumulated deficits and operating losses. These issues raise substantial doubt about our ability to continue as a going concern. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.


                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at WWW.SEC.GOV that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant's filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

     This prospectus is part of a registration statement that we filed with the SEC. Some parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the shares of common stock to be issued under this registration statement. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.


                                  RISK FACTORS

     An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-KSB for the fiscal years ended December 31, 2006 and 2005 and other filings with the Securities and Exchange Commission, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment. See Cautionary Statement Regarding Forward-Looking Statements below.

RISKS RELATED TO OUR OPERATIONS

WE HAVE A LIMITED OPERATING HISTORY.

     We did not begin our value added reseller, software, and consulting business until June 2004. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. We cannot assure stockholders that our business strategy will be successful or that we will successfully address the risks involved in operating our business. Our failure to do so could materially adversely affect our business, financial condition and operating results.

WE HAVE HISTORICALLY LOST MONEY AND MAY CONTINUE TO LOSE MONEY IN THE FUTURE.

     We have historically lost money. For the years ended December 31, 2006 and December 31, 2005, net losses were $2,321,573 and $2,408,644, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because our operations may not be profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE CANNOT ACCURATELY FORECAST OUR FUTURE REVENUES AND OPERATING RESULTS, WHICH MAY FLUCTUATE.

     Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

     o  the timing of sales of our products and services;

     o the timing of product implementation, particularly large design projects;

     o  unexpected delays in introducing new products and services;

     o increased expenses, whether related to sales and marketing, product development, or administration;

     o deferral in the recognition of revenue in accordance with applicable accounting principles, due to the time required to complete projects;

     o  the mix of product license and services revenue; and

     o  costs related to possible acquisitions of technology or businesses.


WE MAY FAIL TO DEVELOP NEW PRODUCTS, OR MAY INCUR UNEXPECTED EXPENSES OR DELAYS.

     Although we currently have fully developed products available for sale, we may also develop various new technologies, products and product features and may rely on them to remain competitive. Due to the risks inherent in developing new products and technologies--limited financing, competition, obsolescence, loss of key personnel, and other factors--we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

IF WE CANNOT RAISE ADDITIONAL CAPITAL TO FINANCE FUTURE OPERATIONS, WE MAY NEED TO CURTAIL OUR OPERATIONS IN THE FUTURE.

     We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sales of securities from third parties. We cannot assure you that financing from external sources will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. While we have recently raised working capital to fund our operations that we believe should be sufficient for the next six months, we will subsequently need to raise additional capital to fund our future operations.

     Because our financial accounting software, EDI software, and business consulting businesses are still evolving, we may experience difficulties that could prevent us from becoming profitable.

     Because our financial accounting software, EDI software, and business consulting businesses are still evolving, we may experience the difficulties frequently encountered by companies in the early stage of development in new and evolving markets. These difficulties include the following:

     o substantial delays and expenses related to testing and developing new products;

     o marketing and distribution problems encountered in connection with our new and existing products and technologies;

     o  competition from larger and more established companies;

     o  delays in reaching our marketing goals;

     o difficulty in recruiting qualified employees for management and other positions;

     o  lack of sufficient customers, revenues and cash flow; and

     o  limited financial resources.

     We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our business will suffer and our stock price could decline.

IF OUR TECHNOLOGIES AND PRODUCTS CONTAIN DEFECTS OR OTHERWISE DO NOT WORK AS EXPECTED, WE MAY INCUR SIGNIFICANT EXPENSES IN ATTEMPTING TO CORRECT THESE DEFECTS OR IN DEFENDING LAWSUITS OVER ANY SUCH DEFECTS.

     Software products are not currently accurate in every instance, and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages. Our payment of any such expenses or damages could prevent us from becoming profitable.

OUR SUCCESS IS HIGHLY DEPENDENT UPON OUR ABILITY TO COMPETE AGAINST COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE HAVE.

     The financial accounting software, EDI software, and business consulting industries are highly competitive, and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services or that could render any or all of our products or services obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

IF WE ARE NOT ABLE TO PROTECT OUR TRADE SECRETS THROUGH ENFORCEMENT OF OUR CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS, THEN WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND WE MAY NOT BE PROFITABLE.

     We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have, and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

WE MAY UNINTENTIONALLY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

     Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

OUR TWO OFFICERS CONTROL A SIGNIFICANT PERCENTAGE OF OUR CAPITAL STOCK AND HAVE SUFFICIENT VOTING POWER TO CONTROL THE VOTE ON SUBSTANTIALLY ALL CORPORATE MATTERS.

     As of March 30, 2007, Jerome R. Mahoney and Mark Meller, our Non-Executive Chairman of the Board of Directors and our President, respectively, collectively own approximately 78% of our outstanding shares of our Class A Common Stock (assuming the conversion of outstanding debt into shares of Class A Common Stock and/or Class B Common Stock). Mr. Mahoney and Mr. Meller may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A Common Stock. In addition, Mr. Mahoney and Mr. Meller are in a position to impede transactions that may be desirable for other stockholders. They could, for example, make it more difficult for anyone to take control of us.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND FAILURE TO ADAPT OUR PRODUCT DEVELOPMENT TO THESE CHANGES MAY CAUSE OUR PRODUCTS TO BECOME OBSOLETE.

     We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

THE TREND TOWARD CONSOLIDATION IN OUR INDUSTRY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

     As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

WE FACE INTENSE PRICE-BASED COMPETITION FOR LICENSING OF OUR PRODUCTS WHICH COULD REDUCE PROFIT MARGINS.

    Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY PERSONNEL, INCLUDING OUR NON-EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS OR CHIEF EXECUTIVE OFFICER, OUR BUSINESS MAY SUFFER.

    We are dependent on our key officers, Jerome R. Mahoney and Mark Meller, our Non-Executive Chairman of the Board of Directors and our Chief Executive Officer, respectively, and our key employees in our operating subsidiary, specifically Jeffrey Roth, Lynn Berman, and Gary Berman. The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. In an attempt to minimize the effects of such loss, we presently maintain $1,000,000 key-man term life insurance policies on Mr. Roth, Ms. Berman and Mr. Berman.

OUR NON-EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS MAY HAVE CONFLICTS OF INTEREST, AND WE DO NOT HAVE ANY FORMAL PROCEDURE FOR RESOLVING ANY SUCH CONFLICTS IN THE FUTURE.

     As of December 31, 2006, our Non-Executive Chairman of the Board of Directors, Jerome R. Mahoney, has the right to convert $74,395 of indebtedness (which includes accrued interest of 9.5% per annum) into 74,395 shares of our Class B Common Stock, which will be convertible into an indeterminable number of shares of our Class A Common Stock. This could create, or appear to create, potential conflicts of interest when our Non-Executive Chairman is faced with decisions that could have different implications for us. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between iVoice and us following the distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

RISKS RELATED TO OUR OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT THE PRICE OF OUR CLASS A COMMON STOCK AND OUR ABILITY TO RAISE FUNDS IN NEW OFFERINGS OF OUR EQUITY SECURITIES.

     Sales of shares of our Class A Common Stock in the public market following this offering could lower the market price of our shares. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. In addition, we have debentures from a previous private placement that may be convertible into a approximately 4,730,750 shares of Class A Common Stock (assuming the debentures are converted at an estimated price of $.005 per share). Upon issuance of the maximum number of shares previously registered issuable upon the conversion of debentures (the "Cornell Debentures") issued to Cornell Capital Partners LP ("Cornell"), there may be an additional 1,478,404,375 shares of Class A Common Stock outstanding (including the shares available for issuance upon conversion of the debentures). All of these shares of Class A Common Stock may be immediately resold in the public market upon effectiveness of the registration statement and the sale to the investor under the terms of the Cornell Debentures.

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE CORNELL DEBENTURES.

    The sale of shares of our Class A Common Stock pursuant to the terms of the Cornell Debentures will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our Class A Common Stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of Class A Common Stock under the Cornell Debentures as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS, L.P. WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE CORNELL DEBENTURES.

     The Class A Common Stock to be issued upon conversion of the Cornell Debentures will be issued at a 10% discount to the lowest closing bid price of our Class A Common Stock during the 30 days trading days immediately preceding the conversion date. These discounted sales could cause the price of our Class A Common Stock to decline. Further, because Cornell will acquire our Class A Common Stock under the Cornell Debentures at a discount to the then current market price, it will have an incentive to sell immediately in order to realize a gain on the difference. This incentive to sell immediately into the public market to realize a gain on the difference accelerates if the market price of our Class A Common Stock declines.

CORNELL INTENDS TO SELL SHARES OF OUR CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE CORNELL DEBENTURES IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Cornell intends to sell the shares of Class A Common Stock that have been registered in the public market. That means that up to 1,478,404,375 shares of Class A Common Stock may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE CORNELL DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE.

     The significant downward pressure on the price of our Class A Common Stock caused by the sale of material amounts of Class A Common Stock issued upon conversion of the Cornell Debentures could encourage short sales by third parties. Such an event could place further downward pressure on the price of our Class A Common Stock.

OUR CLASS A COMMON STOCK IS THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A MORE ACTIVE TRADING MARKET WILL DEVELOP.

     Our Class A Common Stock is thinly traded compared to larger more widely known companies. Thinly traded Class A Common Stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the Class A Common Stock will develop or be sustained after this offering.

     WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO ACCESS EXTERNAL FUNDING WHEN NEEDED.

     We currently depend on external financing to fund our operations, and we have no current plans to obtain other financing. We cannot assure you that we will be able to obtain such financing on favorable terms, in sufficient amounts, or at all, when needed. Our inability to obtain sufficient financing would have an immediate material adverse effect on us, and our business, financial condition and results of operations.

THE ISSUANCE OF SHARES OF CLASS A COMMON STOCK COULD RESULT IN A CHANGE OF CONTROL.

    We have previously registered for resale 1,478,404,375 shares of Class A Common Stock. These shares represent approximately 91% of our outstanding Class A Common Stock, and we anticipate all such shares will be sold from that offering. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing our or their own directors.

RISKS RELATED TO OUR SECURITIES

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. Any future dividends will depend on our earnings, if any, and our financial requirements.

THE PRICE OF OUR STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

     There has been a limited public market for our Class A Common Stock and there can be no assurance that an active trading market for our stock will continue. An absence of an active trading market could adversely affect our stockholders' ability to sell our Class A Common Stock in short time periods, or possibly at all. Our Class A Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Class A Common Stock to fluctuate substantially.

OUR CLASS A COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

     Our Class A Common Stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. These requirements may reduce the potential market for our Class A Common Stock by reducing the number of potential investors. This may make it more difficult for investors in our Class A Common Stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     With a price of less than $5.00 per share;

     That are not traded on a "recognized" national exchange;

     Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

FUTURE SALES OF OUR CLASS A COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The sale of a large number of our shares, or the perception that such a sale may occur, could lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate. As of December 31, 2006, approximately 13,275,588 shares of our Class A Common Stock could be considered "restricted securities" and saleable only upon registration under the Securities Act of 1933, as amended (the "Securities Act"), upon compliance with Rule 144 of the Securities Act, or pursuant to another exemption from registration.

ISSUANCE OF OUR RESERVED SHARES OF CLASS A COMMON STOCK MAY SIGNIFICANTLY DILUTE THE EQUITY INTEREST OF EXISTING STOCKHOLDERS.

     We have reserved for issuance shares of our Class A Common Stock upon exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding. Issuance of these shares will have the effect of diluting the equity interests of our existing stockholders and could have an adverse effect on the market price for our Class A Common Stock. As of April 16, 2007, we had all of our remaining 9,735,162,346 authorized shares available for future issuance, of which approximately 1,511,815,826 are reserved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following tables set forth certain information regarding the beneficial ownership of our voting securities as of April 16, 2007 of (i) each person known to us to beneficially own more than 5% of the applicable class of voting securities, (ii) our directors, (iii) and each named executive officer and (iv) all directors and executive officers as a group. As of April 16, 2007 there were a total of 264,837,654 shares of Class A common stock outstanding. Each share of Class A common stock and Class B common stock is entitled to one vote on matters on which holders of common stock are eligible to vote. The column entitled "Percentage of Total Voting Stock" shows the percentage of total voting stock beneficially owned by each listed party.

     The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 16, 2007, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.

                            Ownership of Common Stock

                                                                     COMMON STOCK
                                                                   BENEFICIALLY OWNED
NAME/ADDRESS                           TITLE OF CLASS            NUMBER          PERCENT
------------                           --------------            ------          -------
Jerome R. Mahoney (Chairman)        Class A Common Stock     1,145,453,333(1)      81.2%
c/o Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey  07039

Mark Meller (President)             Class A Common Stock       701,093,333(2)      72.6%
c/o Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey  07039

                                                                     COMMON STOCK
                                                                   BENEFICIALLY OWNED
NAME/ADDRESS                           TITLE OF CLASS            NUMBER          PERCENT
------------                           --------------            ------          -------
John C. Rudy (Director)             Class A Common Stock               --           0.0%
c/o Beacon Consulting Associates
245 Main Street, Suite 2N
Matawan, New Jersey 07747

Directors and executive officer
as a group                           Class A Common Stock    1,846,546,666         87.5%

-----------------------
(1) Includes a) 1,046,260,000 shares of our Class A common stock issuable upon conversion of $784,695 due to related party accounts with Mr. Mahoney and (b) 99,193,333 shares of our Class A common stock issuable upon conversion of a promissory note assumed on February 11, 2004. These figures assume that Class B Common Stock is issued to satisfy these obligations, and such Class B Common Stock shares are subsequently converted to shares of Class A Common Stock. Monies owed to Mr. Mahoney and the note balance of $74,395 includes principle and interest as of December 31, 2006. Pursuant to such promissory note, Mr. Mahoney may, at any time, convert amounts owed to him for monies loaned thereunder and interest thereon into (i) one share of our Class B common stock for each dollar owed, (ii) the number of shares of our Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such note, or (iii) payment of the principal of the note, before any repayment of interest.
(2) Includes 701,093,333 shares of our Class A common stock issuable upon conversion of $526,820 due to related party accounts with Mr. Meller as of December 31, 2006. These figures assume that Class B Common Stock is issued to satisfy these obligations, and such Class B Common Stock shares are subsequently converted to shares of Class A Common Stock. Pursuant to an agreement between the Company and Mr. Meller, Mr. Meller may, at any time, convert amounts owed to him for monies thereon into (i) one share of our Class B common stock for each dollar owed, (ii) the number of shares of our Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such amounts due.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain information included in this Form S-8 and other materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral or written statements made by us or on our behalf), may contain forward-looking statements about our current and expected performance trends, growth plans, business goals and other matters. These statements may be contained in our filings with the Securities and Exchange Commission, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers. Information set forth in this discussion and analysis contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the "Act") provides certain "safe harbor" provisions for forward-looking statements. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "should," "will," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

                            SELLING SECURITY HOLDERS

     The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders. All of the shares being offered under this prospectus will be issued under the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan, the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan or the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan.

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.

     The following table sets forth, information with respect to those individuals that are anticipated to be selling shareholders of Class A Common Stock shares under this registration statement.

NAME                      TITLE OF CLASS            SHARES OFFERED FOR RESALE
----                      --------------            -------------------------

Jerome R. Mahoney         Class A Common Stock             9,500,000(1)

Mark Meller               Class A Common Stock             9,500,000(2)

Jeffrey Roth              Class A Common Stock             9,500,000(3)

Lynn Berman               Class A Common Stock             4,750,000(4)

Gary Berman               Class A Common Stock             4,750,000(5)

Lawrence A. Muenz         Class A Common Stock            34,131,558(6)

______________


     (1) Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan to repay a portion of deferred compensation and/or expenses equal to $784,695 as of December 31, 2006.

     (2) Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan to repay a portion of deferred compensation and/or expenses equal to $531,357 as of December 31, 2006.

     (3) Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for a portion of a bonus equal to $30,000.

     (4) Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for a portion of a bonus equal to $15,000.

     (5) Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for a portion of a bonus equal to $15,000.

     (6) Represents Class A Common Stock shares that may be granted from the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan to repay a portion of legal fees and/or expenses equal to $43,616.77 as of December 31, 2006.

                              PLAN OF DISTRIBUTION

     The selling security holders and any of their respective donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. Each selling security holder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and re-sales by the broker-dealer for its own account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

     o    transactions to cover short sales;

     o broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;

     o    a combination of any of these methods of sale; or

     o    any other method permitted by applicable law

     The sale price to the public may be:

     o    the market price prevailing at the time of sale;

     o    a price related to the prevailing market price;

     o    at negotiated prices; or

     o such other price as the selling security holder determines from time to time.

     The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Each selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if he deems the purchase price to be unsatisfactory at any particular time.

     Each selling security holder may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of Trey or derivatives of Trey securities and may sell or deliver shares in connection with these trades. Each selling security holder may pledge his shares to his brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Neither selling security holder has indicated to us that he expects these commissions and discounts to exceed what is customary in the types of transactions involved.

     A selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the re-sale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     A selling security holder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, neither selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance as to whether any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     Each selling security holder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to pay all fees and expenses incident to the registration of the shares.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the company.

     Our Certificate of Incorporation provides that, except in certain specified instances, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

     To the extent indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Trey under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                                     EXPERTS

The consolidated financial statements of Trey Resources, Inc. for the fiscal years ended December 31, 2006 and 2005 incorporated by reference into this prospectus have been audited by Bagell, Josephs, Levine & Company, LLC, independent registered public accountants, to the extent and for the periods set forth in that firm's report, are incorporated in this prospectus in reliance upon the report given upon the authority of Bagell, Josephs, Levine & Company, LLC, as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus will be passed upon by Meritz & Muenz LLP, Washington, D.C.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Fidelity Transfer Company. Its telephone number is 801-466-7208.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document, which is filed as an exhibit to the registration statement.

You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at WWW.SEC.GOV that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant's filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room. Our web site address is http://www.treyresources.com.

     All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and all documents we subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering covered by this prospectus:

     (a) Our Annual Report on Form 10-KSB for the fiscal years ended December 31, 2006 and 2005, filed with the Securities and Exchange Commission.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this Registration Statement.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                                Trey Resources, Inc.
                                                5 Regent Street, Suite 520
                                                Livingston, NJ 07039
                                                (973) 758-9555

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     In accordance with the requirements of the Securities Exchange Act of 1934, the Company periodically files certain reports and other information with the Commission. The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal years ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

     ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Lawrence A. Muenz, a partner of Meritz & Muenz LLP, counsel to the Company, may receive compensation for legal services provided to the Company by his firm in the form of Class A Common Stock granted under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan.


     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of Trey to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of Trey.

     The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

     4.1  Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan.

     4.2 Amended and Restated Trey Resources, Inc. Directors' and Officers' 2004 Stock Incentive Plan.

     4.3  Trey Resources, Inc. 2007 Consultant Stock Incentive Plan

     5.1. Legal Opinion of Meritz & Muenz LLP.

     23.  Consent of Experts and Counsel

     23.1 Consent of Bagell, Josephs, Levine & Company, L.C.C.

     23.2 Consent of Meritz & Muenz LLP. (See Exhibit 5.1)


ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on April 17, 2007.


                                TREY RESOURCES, INC.

                                By: /s/ Mark Meller
                                    -------------------------------
                                    Mark Meller, President,
                                    Chief Executive Officer and
                                    Principal Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Mark Meller                                          Date:  April 17, 2007
-----------------------------
Mark Meller, President,
Chief Executive Officer and
Principal Financial Officer
Director

/s/ Jerome Mahoney                                       Date:  April 17, 2007
-----------------------------
Jerome Mahoney
Non-Executive Chairman and
Director

/s/ John Rudy                                            Date:  April 17, 2007
-----------------------------
John Rudy
Director



     AMENDED AND RESTATED TREY RESOURCES, INC. 2004 DIRECTORS' AND OFFICERS' STOCK INCENTIVE PLAN

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the Amended and Restated Trey Resources, Inc. 2004 Directors' and Officers' Incentive Stock Plan, as amended, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on April 17, 2007.

                               By:  /s/ Mark Meller
                                    ----------------------------
                                    Mark Meller, President,
                                    Chief Executive Officer and
                                    Principal Financial Officer


       AMENDED AND RESTATED TREY RESOURCES, INC. 2004 STOCK INCENTIVE PLAN

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the Amended and Restated Trey Resources, Inc. 2004 Incentive Stock Plan, as amended, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on April 17, 2007.


                               By:  /s/ Mark Meller
                                    ----------------------------
                                    Mark Meller, President,
                                    Chief Executive Officer and
                                    Principal Financial Officer



            TREY RESOURCES, INC. 2007 CONSULTANT STOCK INCENTIVE PLAN

Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on April 17, 2007.



                               By:  /s/ Mark Meller
                                    ----------------------------
                                    Mark Meller, President,
                                    Chief Executive Officer and
                                    Principal Financial Officer

                                INDEX OF EXHIBITS

4.1  Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan.

4.2 Amended and Restated Trey Resources, Inc. Directors' and Officers' 2004 Stock Incentive Plan.

4.3  Trey Resources, Inc. 2007 Consultant Stock Incentive Plan

5.1. Legal Opinion of Meritz & Muenz LLP

23.  Consent of Experts and Counsel

     23.1  Consent of Bagell, Josephs, Levine & Company, L.C.C.
     23.2  Consent of Meritz & Muenz LLP.  (See Exhibit 5.1)